UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2005

SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-43770	52-2258371
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

1650 West Jackson Street, Ozark, Missouri 65721

(Address of principal executive offices) (Zip Code)

(417) 883-4549

Registrant’s telephone number, including area code:

Item 1.01.

Entry into a Material Definitive Agreement.

(a)

On June 14, 2005, SLS International, Inc. (“SLS”), JMBP, Inc. (“JMBP”) and Mark Burnett (“Burnett”) entered into a Promotion Agreement (the “Promotion Agreement”). The Promotion Agreement sets forth, among other terms, terms summarized as follows:

h

JMBP and Mr. Burnett will use their commercially reasonable good-faith efforts to identify opportunities for SLS products to be the subject of product placements in connection with television productions involving JMBP, Mr. Burnett and their affiliates.

h

JMBP and Mr. Burnett will use their commercially reasonable good-faith efforts to execute a product integration whereby an SLS product will be integrated as part of the central premise of an episode of a prime-time network television production in which JMBP or Mr. Burnett is involved.

h

Mr. Burnett will act as a consultant to SLS in connection with various promotional activities relating to SLS and its products.

h

JMBP and SLS will use their commercially reasonable good-faith efforts to enter into license agreements whereby JMBP would grant to SLS certain licenses to use various trademarks and phrases relating to JMBP productions associated with any product placements and product integrations generated under the Promotion Agreement. Any licenses would bear specified royalties based on certain sales of SLS products.

The Promotion Agreement includes a three-year term, except for certain matters that terminate earlier as set forth in the Promotion Agreement. Any product placements, product integrations and licenses will be subject to additional terms to be negotiated and set forth in subsequent related agreements.

The foregoing summary description of the Promotion Agreement is qualified in its entirety by reference to the terms of the Promotion Agreement, which is filed as Exhibit 10.1 hereto.

(b)

In connection with the Promotion Agreement, SLS entered into an Option Agreement, dated as of June 14, 2005, with Mr. Burnett. Under the Option Agreement, SLS granted to Mr. Burnett options to purchase 1,000,000 shares of SLS common stock at an exercise price of $2.05 per share, subject to certain adjustments specified in the Option Agreement. SLS issued the options as part of the consideration for the consulting and other services SLS is entitled to receive under the Promotion Agreement. Any proceeds received by SLS in connection with the exercise of the options are expected to be used for general corporate purposes.

Forty percent of the options vested as of June 14, 2005 and the remainder of the options vest, if at all, incrementally based on the achievement of specified milestones. SLS may redeem the options (or require the holder to exercise them) if certain conditions are met.

The options, and the common stock for which the options are exercisable, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption. The options were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. SLS has agreed to register for resale the shares of common stock issuable upon exercise of the options.

The options are exercisable at any time, and from time to time, during the term beginning on June 14, 2005 and ending on June 14, 2010. Payment of the exercise price may be made in cash, by check or through a cashless exercise procedure specified in the Option Agreement.

The foregoing summary description of the Option Agreement is qualified in its entirety by reference to the terms of the Option Agreement, which is filed as Exhibit 10.2 hereto.

(c)

In connection with the Promotion Agreement, SLS issued a Warrant Certificate, dated as of June 14, 2005, to Mr. Burnett. Pursuant to the Warrant Certificate, SLS granted to Mr. Burnett warrants to purchase 1,000,000 shares of SLS common stock at an exercise price of $6.50 per share, subject to certain adjustments specified in the Warrant Certificate. SLS issued the warrants as part of the consideration for the consulting and other services SLS is entitled to receive pursuant to the Promotion Agreement. Any proceeds received by SLS in connection with the exercise of the warrants are expected to be used for general corporate purposes.

Forty percent of the warrants vested as of June 14, 2005 and the remainder of the warrants vest, if at all, incrementally based on the achievement of specified milestones. SLS may redeem the warrants (or require the holder to exercise them) if certain conditions are met.

The warrants are exercisable at any time, and from time to time, during the term beginning on June 14, 2005 and ending on June 14, 2010. Payment of the exercise price may be made in cash, by check or through a cashless exercise procedure specified in the Warrant Certificate.

The warrants, and the common stock for which the warrants are exercisable, have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption. The warrants were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. SLS has agreed to register for resale the shares of common stock issuable upon exercise of the warrants.

The foregoing summary description of the Warrant Certificate is qualified in its entirety by reference to the terms of the Warrant Certificate, which is filed as Exhibit 10.3 hereto.

Item 3.02

Unregistered Sales of Equity Securities.

See disclosure under Items 1.01(b) and 1.01(c) of this report, which items are incorporated by reference in this Item 3.02.

Item 8.01

Other Events.

On June 20, 2005, SLS issued a press release announcing that it had entered into the Promotion Agreement. A copy of such press release is furnished herewith as Exhibit 99.1.

Item 9.01.

Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.	Description
10.1	Promotion Agreement, dated as of June 14, 2005, by and among SLS International, Inc., JMBP, Inc. and Mark Burnett

10.2	Option Agreement, dated as of June 14, 2005, by and between SLS International, Inc. and Mark Burnett

10.3	Warrant Certificate, dated as of June 14, 2005

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

SLS INTERNATIONAL, INC.
(Registrant)

By	/s/ JOHN M. GOTT
John M. Gott President and Chief Executive Officer

Dated: June 20, 2005

SLS INTERNATIONAL, INC.

Current Report on Form 8-K

EXHIBIT INDEX

Exhibit No.	Description
10.1	Promotion Agreement, dated as of June 14, 2005, by and among SLS International, Inc., JMBP, Inc. and Mark Burnett

10.2	Option Agreement, dated as of June 14, 2005, by and between SLS International, Inc. and Mark Burnett

10.3	Warrant Certificate, dated as of June 14, 2005

99.1	Press Release